Exhibit 2.2

CERTIFICATE OF MERGER

MERGING

HUMBL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

WITH AND INTO

TESORO ENTERPRISES, INC.

A DELAWARE CORPORATION

Pursuant to Section 264 of the General Corporation Law of the State of Delaware

and Section 18-209 of the Delaware Limited Liability Company Act

Tesoro Enterprises, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: The Company is a Delaware corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger dated December 2, 2020 (the “Merger Agreement”), by and between the Company and Humbl, LLC, a Delaware limited liability company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 264 of the Delaware General Corporation Law.

THIRD: The Company is the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Tesoro Enterprises, Inc.

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Tesoro Enterprises, Inc.

600 B Street

San Diego, CA 92101

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of Delaware.

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of the 3rd day of December, 2020.

HUMBL, INC.

By:	/s/ Brian Foote
Name:	Brian Foote
Title:	President

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